     EXHIBIT 10.17

SEPARATION AND RELEASE AGREEMENT

     This SEPARATION AND RELEASE AGREEMENT (the “Agreement”) is made and entered into by and between Raindance Communications, Inc. (“Raindance” or “the Company”) and Paul Berberian (“Mr. Berberian”) (collectively “parties”) as of the Execution Date of this Agreement defined in Paragraph 26 below.

I. RECITALS

     WHEREAS, both parties desire that Mr. Berberian terminate his employment with Raindance effective as of the close of business on December 31, 2003; and

     WHEREAS, the parties wish to make the separation amicable but conclusive on the terms and conditions set forth herein; and

     WHEREAS, Mr. Berberian accepts the benefits of this Separation and Release Agreement with the acknowledgment that by its terms he has been fully and satisfactorily compensated; and

     WHEREAS, the parties agree that this Separation and Release Agreement supercedes, replaces and extinguishes any and all other rights and obligations between the parties related to Mr. Berberian’s employment at Raindance, including but not limited to, any rights and obligations contained in the Personal Services Agreement entered into by Mr. Berberian with the Company on November 17, 1999, and the Amendment to that Personal Services Agreement dated June 26, 2002.

II. COVENANTS

     THEREFORE, in consideration of the Recitals set forth above which are incorporated herein by reference and of the mutual promises and covenants contained in this Separation and Release Agreement, it is hereby agreed by and between the parties hereto as follows:

     1. Resignation. Effective as of December 31, 2003 (“Separation Date”), Mr. Berberian’s employment with Raindance shall cease. Mr. Berberian hereby acknowledges his termination as Chief Executive Officer. Notwithstanding his termination as an employee, Mr. Berberian shall continue to serve as a Director and as Chairman of the Company’s Board of Directors. Upon the request of the Board, Mr. Berberian agrees to resign as Chairman or as a Director, or both. Mr. Berberian agrees not to resign voluntarily as Chairman or as a Director until the Board elects a new permanent Chief Executive Officer.

     2. Compensation. Mr. Berberian will continue to receive his salary, bonus, and benefits through the Separation Date. Raindance will compensate Mr. Berberian for all accrued compensation and vacation as of the Separation Date.

     3. Consideration. Although Raindance has no policy or procedure requiring payment of any severance benefits, Raindance agrees to the following as part of this Separation and Release Agreement.

          (a) Severance Benefits. Raindance will make severance payments to Mr. Berberian in the form of continuation of his Base Salary in effect on the Separation Date for a period of eighteen (18) months commencing on the first business day following the Separation Date (“Severance Period”). These payments will be made on Raindance’s ordinary payroll dates, and will be subject to standard payroll deductions and withholding. Raindance shall also pay to Mr. Berberian a bonus of $232,500 for 2004. Payment of the bonus shall be made no earlier than January 1, 2005 and no later than January 31, 2005. All payments made during the Severance Period are expressly conditioned on Mr. Berberian’s compliance with his obligations under the Separation and Release Agreement, including but not limited to, Paragraphs 10, 11 and 15 of the Separation and Release Agreement.

          (b) Health Insurance. To the extent permitted by federal COBRA law, Mr. Berberian will be eligible to continue health insurance benefits for him and his family and, later, to convert to an individual policy. Raindance will provide Mr. Berberian a COBRA notification form setting forth his rights and responsibilities with regard to COBRA coverage. Should Mr. Berberian timely elect to continue coverage pursuant to COBRA, Raindance agrees to pay COBRA premiums for him and his family for eighteen (18) months commencing on the Separation Date in order for Mr. Berberian to maintain health insurance that is substantially equivalent to his coverage immediately prior to the Separation Date (“COBRA Reimbursement Period”), or at Mr. Berberian’s election, Raindance will directly reimburse Mr. Berberian for such premiums. In any event, and notwithstanding any provision to the contrary in this Paragraph, Raindance shall have no obligation to make any payments for COBRA premiums paid for health insurance coverage beyond the expiration of the COBRA Reimbursement Period. Raindance shall make payments pursuant to this section within 15 days of Mr. Berberian’s provision of proper documentation of the expense.

          (c) Life Insurance. Upon the Separation Date, Raindance will execute all documents necessary to transfer any personal life insurance policies to him. Raindance shall reimburse Mr. Berberian for the cost of such policies on his life during the Severance Period.

          (d) Stock Options. Mr. Berberian is the holder of options to purchase 842,755 shares of Raindance common stock. The dates of grant and exercise prices for those options are set forth on Exhibit A to this Agreement. In consideration for the covenants, promises and agreements contained in this Separation and Release Agreement including, but not limited to, the covenants contained in Paragraphs 10 and 11, and in accordance with provisions of his Personal Services Agreement applicable to a termination of employment by Raindance without cause or by Mr. Berberian for good reason, all such options shall become fully exercisable as of the Separation Date and the period for exercise of such Options shall be extended so that it shall remain exercisable for three years from the Separation Date.

          (e) Shares. Mr. Berberian (or affiliated entities) are the holders of 2,221,799 shares of Raindance common stock. 200,000 shares are subject to forfeiture and will be cancelled as of the Separation Date. The remaining 2,021,799 shares will be retained by Mr. Berberian (or affiliated entities). Following Mr. Berberian’s resignation from the board of directors, Raindance agrees, subject only to legal restrictions imposed by federal or state securities laws, to take all actions reasonably required to remove all restrictions on such shares as soon as such removal is legally permissible in order to permit Mr. Berberian (or affiliated entities) to sell such shares in the open market without restriction.

          (f) Business Support. For a period of eight (8) months from the Separation Date, Raindance shall provide reasonable executive administrative support and technical IT support for Mr. Berberian. Mr. Berberian agrees that such executive administrative support is intended to be reducing in scope and amount during such eight-month period, and he further agrees to use his best efforts for his personal communications and computer resources to become independent of the Raindance IT system by April 1, 2004. In addition, Raindance will agree to support and maintain the Internet address and Microsoft exchange server Outlook email support of berberian.com during the Severance Period.

     4. Other Compensation. Except as expressly provided herein, including but not limited to Mr. Berberian’s receipt of his salary through the Separation Date, Mr. Berberian acknowledges and agrees that he will not receive (nor is he entitled to receive) any additional consideration, payments, reimbursements, stock or benefits of any kind.

     5. Business Expense Reimbursement. Raindance agrees to reimburse Mr. Berberian for those reasonable business expenses he necessarily incurs in his capacity as a Raindance employee through the Separation Date consistent with Raindance’s policies in this regard. Mr. Berberian acknowledges and agrees that unless expressly referenced herein, Raindance will not reimburse him for any expenses he incurs after the Separation Date. Mr. Berberian must submit the necessary documentation establishing the amount, date and reason for expenses he incurred and for which he seeks reimbursement no later than 30 days after the Separation Date. The Compensation Committee may review and evaluate any such expense to determine whether such business expense will be reimbursed.

     6. Non-Interference. Mr. Berberian agrees that he will not discuss any confidential aspect of Raindance’s business or affairs with any employee, stockholder, customer, vendor, strategic partner of Raindance or other third party, except as may be requested by Raindance from time to time, as may be otherwise agreed to by Raindance, or as he is legally entitled to as a shareholder of Raindance.

     7. Non-Disparagement. Each of Raindance and Mr. Berberian agree to not, at any time, disparage the other party to third parties in any manner likely to be harmful to the other party’s business or personal reputation, or the personal or business reputation of Raindance’s directors, shareholders and/or employees. Notwithstanding the prohibition in the preceding sentence, each party shall respond accurately and fully to any question, inquiry, or request for information when required by legal process. Each party acknowledges and agrees that this paragraph 7 is a material consideration to the other party’s entering into this Separation and Release Agreement and that breach of this paragraph 7 constitutes a material breach of the Separation and Release Agreement.

     8. Cooperation in Pending Work. Prior to the Separation Date and for two (2) months after selection of a permanent CEO, Mr. Berberian agrees to fully cooperate with Raindance in all matters relating to the winding up of his pending work on behalf of Raindance and the orderly transfer of work to his permanent CEO replacement. In addition, at such time as a new chair is selected for the Raindance Board of Directors, Berberian also agrees to fully cooperate in the orderly transfer of work to his Chair replacement. During the Severance Period, Mr. Berberian shall also cooperate in the resolution of any dispute, including litigation of any action, involving Raindance that relates in any way to Mr. Berberian’s activities while employed by Raindance. Raindance shall pay Mr. Berberian’s reasonable out-of-pocket expenses incurred in connection with his services in this regard.

     9. Raindance Property. Except as expressly identified herein as items to be retained by Mr. Berberian (“Retained Property”), Mr. Berberian agrees to return to Raindance all Raindance documents (and all copies thereof) and any and all other Raindance property in Mr. Berberian’s possession, custody or control, including, but not limited to, financial information, customer information, customer lists, employee lists, Raindance files, notes, cellular telephones, personal computers, contracts, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, software, tangible property, credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential material of Raindance (and all reproductions thereof) (the “Raindance Property”). For purposes of this Separation and Release Agreement, the Retained Property is identified as the following items: the desktop computer (including associated standard packaged software applications to the extent legally transferable without the payment of additional fees by Raindance to an individual not associated with Raindance), laptop computer, monitor, printer, cell phone, PDA, and all personal office furniture used by Mr. Berberian in his day-to-day services for Raindance. The Retained Property will also include the berberian.com domain name, which will be transferred to Mr. Berberian. Mr. Berberian acknowledges and agrees that Raindance shall have the right and opportunity to sterilize the Retained Property of any such Raindance Property prior to the Separation Date, and Mr. Berberian shall cooperate and permit Raindance to accomplish these efforts. Raindance may cause to be issued to Mr. Berberian an IRS Form 1099 reflecting the depreciated book value of the Retained Property.

     10. Non-Competition. Mr. Berberian acknowledges and agrees that during his employment with Raindance, he had access to confidential and proprietary business and technological information belonging to Raindance. As a condition to receiving the severance payments contained in this Separation and Release Agreement, and in order to protect the confidential information and customer relationships to which Mr. Berberian had access, and to protect the good will and other business interests of Raindance, Mr. Berberian agrees to the following provisions:

          (a) Mr. Berberian covenants and agrees with Raindance that for a period of twenty-four (24) months from the Separation Date, Mr. Berberian will not engage or participate, directly or indirectly, as principal, agent, employee, employer, consultant, advisor, sole proprietor, stockholder, partner, independent contractor, trustee, joint venturer or in any other individual or representative capacity whatever, in the conduct or management of, or own any stock or other proprietary interest in, or debt of, any business organization, person, firm, partnership, association, corporation, enterprise or other entity that shall be engaged in any business (whether in operation or in the planning, research or development stage) that is a Competitive Business anywhere in the Restricted Territory, unless Mr. Berberian shall obtain the prior written consent of the Board, given in its sole discretion, which consent shall make express reference to this Separation and Release Agreement. Notwithstanding the foregoing, Mr. Berberian may make passive investments in any company whose stock is listed on a national securities exchange or traded in the over-the-counter market so long as he does not come to own, directly or indirectly, more than one percent (1%) of the equity securities of such company. For purposes of this Separation and Release Agreement, a business shall be considered a “Competitive Business” if it involves or relates to audio-conferencing, web-conferencing, or video-conferencing services. The term “Restricted Territory” shall mean each and every county, province, state, city or other political subdivision of the United States.

          (b) During the period of twenty-four (24) months from the Separation Date, Mr. Berberian shall not engage in any of the following conduct:

(i) Hire, attempt to hire or assist any other person or entity in hiring or attempting to hire any current employee of Raindance or any person who was a Raindance employee within the three (3) month period prior to the Separation Date of Mr. Berberian’s employment; provided, however that this prohibition on solicitation of Raindance’s employees shall not apply to the person acting as Mr. Berberian’s current executive assistant, Kristi Moon, as of the date of termination of Mr. Berberian’s employment;

(ii) Solicit, divert, or take away, in competition with Raindance, the business or patronage of any current Raindance customer. Notwithstanding the foregoing, this restriction shall not apply to any person or entity who is no longer a customer at the time of any such solicitation by Mr. Berberian.

          (c) Mr. Berberian agrees that if he acts in violation of Paragraph 10 or Paragraph 11 of this Separation and Release Agreement, the number of days that such violation exists will be added to any period of limitations on the specific activities.

          (d) The covenants contained in Paragraph 10(a) shall be construed as a series of separate covenants, one for each county, province, state, city or other political subdivision of the Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in Paragraph 10(a). If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Separation and Release Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Paragraph 10 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

          (e) Without limitation of any of the provisions of this Paragraph 10, any payments to be made to Mr. Berberian during the Severance Period shall be deemed to secure his agreements set forth in this Paragraph 10 and such payments may be terminated by the Raindance if Mr. Berberian fails to observe the agreements set forth in this Paragraph 10 and fails to cure such failure within ten (10) days of receipt of written notice of such failure.

          (f) Mr. Berberian (i) acknowledges that his skills and experience are such that he can anticipate finding employment at a senior level in his profession, and (ii) represents and agrees that the restrictions imposed by this Paragraph 10 on engaging in competitive business activities are necessary for the protection of the legitimate interests and competitive position of Raindance and do not impose undue hardships on him.

     11. Confidentiality.

          (a) Confidential Information. Mr. Berberian acknowledges that he has had access to certain information related to the business, operations, future plans and customers of Raindance, the disclosure or use of which could cause Raindance substantial losses and damages. Accordingly, Mr. Berberian covenants that he will keep confidential all information and documents furnished to him by or on behalf of Raindance and not use the same to his advantage, except to the extent such information or documents are lawfully obtained from other sources on a non-confidential (as to Raindance) basis or are in public domain through no fault on his part or is consented to in writing by Raindance.

          (b) Innovations, Patents, and Copyrights. Mr. Berberian agrees to promptly disclose, in writing, all Innovations to Raindance. Mr. Berberian further agrees to provide all assistance requested by Raindance, at its expense, in the preservation of its interests in any Innovations, and hereby assigns and agrees to assign to Raindance all rights, title and interest in and to all worldwide patents, patent applications, copyrights, trade secrets and other intellectual property rights or “Moral Rights” in any Innovation.

     “Innovations” shall mean all developments, improvements, designs, original works of authorship, formulas, processes, software programs, databases, and trade secrets, whether or not patentable, copyrightable or protectable as trade secrets, that Mr. Berberian by himself or jointly with others, created, modified, developed, or implemented during the period of Mr. Berberian’s employment which relate in any way to Raindance’s business. The term Innovations shall not include Innovations developed entirely on Mr. Berberian’s own time without using Raindance’s equipment, supplies, facilities or Confidential Information, and which neither relate to Raindance’s business, nor result from any work performed by or for Raindance.

     12. Right To Injunctive Relief. Mr. Berberian agrees and acknowledges that a violation of the covenants contained in Paragraphs 10 and 11 of this Separation and Release Agreement will cause irreparable damage to Raindance, and that it is and may be impossible to estimate or determine the damage that will be suffered by Raindance in the event of a breach by Mr. Berberian of any such covenant. Therefore, Mr. Berberian further agrees that in the event of any violation or threatened violation of such covenants, Raindance shall be entitled as a matter of course to an injunction out of any court of competent jurisdiction restraining such violation or threatened violation by Mr. Berberian. Such right to an injunction to be cumulative and in addition to whatever other remedies Raindance may have.

     13. Denial Of Liability. The parties acknowledge that any payment by Raindance and any release by Mr. Berberian pursuant to this Separation and Release Agreement are made in compromise of disputed claims, that in making any such payment or release, Raindance and Mr. Berberian in no way admit any liability to each other, and that the parties expressly deny any such liability.

     14. Non-Disclosure Of Agreement. Mr. Berberian acknowledges that confidentiality and nondisclosure are material considerations for Raindance entering into this Separation and Release Agreement. As such, the provisions of this Separation and Release Agreement shall be held in strictest confidence and shall not be publicized or disclosed in any manner whatsoever, including but not limited to, the print or broadcast media, any public network such as the Internet, any other outbound data program such as computer generated mail, reports or faxes, or any source likely to result in publication or computerized access. Notwithstanding the prohibition in the preceding sentence: (a) the parties may disclose this Separation and Release Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (b) Raindance may disclose this Separation and Release Agreement as necessary to fulfill standard or legally required corporate or public reporting or disclosure requirements; (c) Raindance may disclose this Separation and Release Agreement upon request from any government entity; and (d) the parties may disclose this Separation and Release Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In the event that Raindance makes a public disclosure of this document pursuant to the exceptions set forth above, Mr. Berberian will be released from the obligations set forth in this paragraph.

     15. Releases.

          (a) Release of Claims by Mr. Berberian. In consideration for the consideration set forth in this Separation and Release Agreement and the mutual covenants of Raindance and Mr. Berberian, Mr. Berberian hereby releases, acquits and forever discharges Raindance, its affiliated corporations and entities, its and their officers, directors, agents, representatives, servants, attorneys, employees, shareholders, successors and assigns of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known or unknown, suspected and unsuspected, disclosed and undisclosed, liquidated or contingent, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the Execution Date, including but not limited to: any and all such claims and demands directly or indirectly arising out of or in any way connected with Mr. Berberian’s employment with Raindance or the conclusion of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any ownership interests in Raindance, vacation pay, personal time off, fringe benefits, expense reimbursements, sabbatical benefits, severance benefits, or any other form of compensation; claims pursuant to any federal, any state or any local law, statute, common law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; attorneys’ fees, costs, and other expenses under Title VII of the federal Civil Rights Act of 1964, or any other statute, agreement or source of law; the federal Americans with Disabilities Act of 1990; the Family and Medical Leave Act; Colorado Fair Employment Act; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; libel; emotional distress; and breach of the implied covenant of good faith and fair dealing. Mr. Berberian agrees that in the event he brings a claim covered by this release in which he seeks damages against Raindance or in the event he seeks to recover against Raindance in any claim brought by a governmental agency on his behalf, this Separation and Release Agreement shall serve as a complete defense to such claims. Notwithstanding the foregoing, nothing in this paragraph shall release the Company’s obligation to indemnify Mr. Berberian in accordance with the indemnification obligations set forth in the Company’s Certificate of Incorporation, Bylaws, the Indemnity Agreement between the Company and Mr. Berberian and under any applicable law. Notwithstanding anything to the contrary herein, this release shall not extend to liabilities or claims resulting from criminal conduct as determined by a criminal court of law.

          (b) Release of Claims by Raindance. In consideration for the consideration set forth in this Separation and Release Agreement and the mutual covenants of Raindance and Mr. Berberian, Raindance hereby releases, acquits and forever discharges Mr. Berberian, his affiliated corporations and entities, its and their officers, directors, agents, representatives, servants, attorneys, employees, shareholders, successors and assigns of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, that Raindance knows or reasonably could have known, liquidated or contingent, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the Execution Date, including but not limited to: any and all such claims and demands directly or indirectly arising out of or in any way connected with Mr. Berberian’s employment with Raindance or the conclusion of that employment; claims or demands related to pursuant to any federal, any state or any local law, statute, common law or cause of action or any other statute, agreement or source of law; tort law; contract law; discrimination; harassment; fraud; defamation; libel; emotional distress; and breach of the implied covenant of good faith and fair dealing (collectively each of these shall be referred to as “Claims” or “Liabilities”). Raindance agrees that in the event it brings a claim covered by this release in which it seeks damages against Raindance or in the event it seeks to recover against Raindance in any claim brought by a governmental agency on his behalf, this Separation and Release Agreement shall serve as a complete defense to such claims. Notwithstanding anything to the contrary herein, this release shall not extend to Liabilities or Claims that were unknown to Raindance or could not reasonably have been known to Raindance or Claims and Liabilities resulting from criminal conduct as determined by a criminal court of law.

     16. Tax Consequences. Mr. Berberian agrees to indemnify Raindance and hold Raindance harmless from any and all claims or penalties asserted against Raindance for any failure to pay taxes due on any consideration provided by Raindance pursuant to this Separation and Release Agreement. Mr. Berberian expressly acknowledges that Raindance has not made, nor herein makes, any representation about the tax consequences of any consideration provided by Raindance to Mr. Berberian pursuant to this Separation and Release Agreement.

     17. No Third-Party Rights. The parties agree that by making this Separation and Release Agreement they do not intend to confer any benefits, privileges, or rights to others. The Separation and Release Agreement is strictly between the parties hereto, subject to the terms of paragraph 21 below, and it shall not be construed to vest in any other the status of third-party beneficiary.

     18. Voluntary And Knowingly. Mr. Berberian acknowledges that in executing this Separation and Release Agreement, he has reviewed it and understands its terms and had an opportunity and was advised to seek guidance from counsel of his own choosing, and was fully advised of his rights under law, and acted knowingly and voluntarily.

     19. Duty To Effectuate. The parties agree to perform any lawful additional acts, including the execution of additional agreements, as are reasonably necessary to effectuate the purpose of this Separation and Release Agreement.

     20. Entire Agreement. This Separation and Release Agreement constitutes the complete, final, and exclusive embodiment of the entire agreement between Mr. Berberian and Raindance with regard to the subject matter hereof. This Separation and Release Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. It may not be modified except in a writing that refers to this Separation and Release Agreement signed by Mr. Berberian and a duly authorized officer of Raindance.

     21. Successors And Assigns. This Separation and Release Agreement shall bind the heirs, personal representatives, successors, assigns, executors and administrators of each party, and inure to the benefit of each party, its heirs, successors and assigns. In furtherance and not limitation of the foregoing, any payments or consideration due Mr. Berberian under the terms of this agreement shall inure to the benefit of his surviving spouse.

     22. Applicable Law. This Separation and Release Agreement was entered into in the State of Colorado, and the parties agree and intend that it be construed and enforced in accordance with the laws of the State of Colorado.

     23. Forum. Any controversy arising out of or relating to this Separation and Release Agreement or the breach thereof, or any claim or action to enforce this Separation and Release Agreement or portion thereof, or any controversy or claim requiring interpretation of this Separation and Release Agreement must be brought in a forum located within the State of Colorado. No such action may be brought in any forum outside the State of Colorado. Any action brought in contravention of this Paragraph 23 by one party is subject to dismissal at any time and at any stage of the proceedings by the other, and no action taken by the other in defending, counterclaiming or appealing shall be construed as a waiver of this right to immediate dismissal. A party bringing an action in contravention of this Paragraph 23 shall be liable to the other party for the costs, expenses and attorneys’ fees incurred in successfully dismissing the action or successfully transferring the action to a forum located within the State of Colorado.

     24. Severable. If any provision of this Separation and Release Agreement is determined to be invalid, void or unenforceable, in whole or in part, this determination will not affect any other provision of this Separation and Release Agreement, and the provision in question shall be modified so as to be rendered enforceable.

     25. Enforce According To Terms. The parties intend this Separation and Release Agreement to be enforced according to their terms.

     26. Execution Date. This Separation and Release Agreement is effective on the later of the dates that each party signed this Separation and Release Agreement (“Execution Date”).

     27. Section Headings. The section and paragraph headings contained in this Separation and Release Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Separation and Release Agreement.

     28. Attorneys’ Fees. If any legal proceeding relating to any of this Agreement is brought against any party to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled). Raindance agrees to reimburse Mr. Berberian for his reasonable attorneys’ fees and costs incurred in connection with the negotiation and drafting of this Agreement.

     IN WITNESS WHEREOF, the parties have duly authorized and caused this Separation and Release Agreement to be executed as follows:

PAUL BERBERIAN, an individual	RAINDANCE COMMUNICATIONS, INC.

/s/ Paul Berberian	By: /s/ Nicholas J. Cuccaro

Paul Berberian	Its: Chief Financial Officer

Date: October 14, 2003	Date: October 14, 2003